Sub-Item 77I: Terms of New or Amended Securities

Effective October 14, 2014, the Goldman Sachs High Quality Floating Rate Fund (the “High Quality Floating Rate Fund”) commenced offering Advisor Shares. The terms of the Advisor Shares for the High Quality Floating Rate Fund are described in Post-Effective Amendment No. 56 to the Registrant’s Registration Statement on Form N-1A filed  with the Securities and Exchange Commission on October 14, 2014 (Accession No. 0001193125-14-371010).